Exhibit 99.1

Red Cat Announces Management Changes

Red Cat Holdings, Inc.

George Matus, CEO of subsidiary, Teal Drones, appointed Chief Technology Officer

SAN JUAN, Puerto Rico, Nov. 28, 2023 (GLOBE NEWSWIRE) -- Red Cat Holdings, Inc. (Nasdaq: RCAT) (“Red Cat” or the “Company”), a drone technology company integrating robotic hardware and software for military, government, and commercial operations, announces several management changes. George Matus, founder and CEO of wholly owned subsidiary, Teal Drones, has been appointed as Chief Technology Officer of Red Cat. Concurrently, Allan Evans, Chief Operating Officer, is departing to become CEO of Unusual Machines, Inc. ("UM"), which is presently seeking to acquire the Company's Consumer segment consisting of Rotor Riot and Fat Shark Holdings. Following the sale of the Consumer segment, the Company is expected to be the largest shareholder in Unusual Machines. Finally, Joseph Hernon plans to retire at the end of his employment contract on June 30, 2024 as he reaches normal retirement age.

“George founded Teal in 2015 with a vision for many of the technological advancements and applications which have emerged in the drone industry in recent years," stated Jeff Thompson, Chief Executive Officer. "Since Red Cat acquired Teal in August 2021, George has been instrumental in leading the Company's efforts to secure the Army's Short-Range Reconnaissance (SRR) contract. The Department of Defense SRR Program of Record is expected to be awarded in 2024. George's expertise in drone technology is evident in the development of a next generation system for the Army which has resulted in the Company becoming one of three finalists for the contract. I am excited to expand George's role in additional areas of the business to capture the future value created by leading edge hardware and software."

"Allan joined Red Cat in November 2020 following our acquisition of Fat Shark Holdings. Over the past three years, he has managed the integration of four acquisitions and the design of our manufacturing facility for Teal Drones in Salt Lake City, Utah," noted Mr. Thompson. "With the facility construction completed and manufacturing capacity levels increasing, this is the perfect time for him to assume stewardship of the Consumer segment as CEO of Unusual Machines. If the transaction is completed, Red Cat would become the largest shareholder in UM, and the shareholders of Red Cat will continue to benefit from Allan's leadership skills."

"Joseph was one of our first employees when he joined the Company in January 2020. His public company financial skills were instrumental during the early days when our capital was very limited," stated Mr. Thompson. "Joseph has built a strong finance team to ensure a smooth transition process as he departs at normal retirement age."

George Matus is a technologist and entrepreneur who founded Teal in 2015. A Peter Thiel Fellow and Forbes 30 Under 30 member, George continued to lead the company after it was acquired by Red Cat in 2021. Matus believes it’s still “day one” for drones and that they are fundamental to the defense of America and its allies. Teal offers a powerful and man-portable drone, the Teal 2, which is designed to “Dominate the Night™.” The vertically integrated system features best-in-class night vision, a fully modular design, multi-vehicle control, and artificial intelligence capabilities.

Teal Drones, based in Salt Lake City, Utah, has a 25,000 square foot manufacturing facility where Teal 2 is built. The flagship product is designed to support U.S. military operations, public safety organizations, and U.S. government agencies in a variety of environments. It is both Blue UAS Certified, which means it is fully approved by the Department of Defense, and FAA Remote ID approved.

In November 2022, Red Cat entered into a Stock Purchase Agreement (SPA) with Unusual Machines for the sale of its consumer division, consisting of Rotor Riot and Fat Shark Holdings, the Company’s recreational and hobbyist drones and first-person-view goggles subsidiaries, respectively. Under terms of the stock purchase agreement and upon satisfaction of the requisite closing conditions, including shareholder approval, Unusual Machines will purchase Rotor Riot and Fat Shark Holdings from Red Cat for $20 million in combined cash and securities. In addition, closing of the SPA is subject to successful completion of an initial public offering by Unusual Machines in the minimum amount of $15 million and approval by Nasdaq of listing of Unusual Machine’s common stock.

About Red Cat Holdings, Inc.
Red Cat (Nasdaq: RCAT) is a drone technology company integrating robotic hardware and software for military, government and commercial operations. Red Cat’s solutions are designed to “Dominate the Night™” and include the Teal 2, a small unmanned system offering the highest-resolution thermal imaging in its class. Learn more at www.redcatholdings.com.

Forward-Looking Statements
This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will," "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.

Contacts

NEWS MEDIA:
CORE Public Relations
Phone: (516) 222-2560
Email: media@redcat.red

INVESTORS:
CORE IR
Phone: (516) 222-2560
Email: investors@redcat.red
Website: https://www.redcatholdings.com